Exhibit 99.1

EVI Industries, Inc.

4500 Biscayne Boulevard, Suite 340

Miami, Florida 33137

Henry M. Nahmad, Chairman and CEO – (305) 402-9300

Sloan Bohlen, Investor Relations – info@evi-ind.com

EVI Industries Sets Multiple Records in Second Quarter Operating Results

Miami, FL – February 9, 2022 – EVI Industries, Inc. (NYSE American: EVI) announced today its results for the three and six months ended December 31, 2021. During the three-months ended December 31, 2021, the Company achieved record operating results in certain performance measures, generated $9.4 million dollars of cash from operating activities that further strengthened its already strong balance sheet, built up its backlog to over $120 million, and continued to successfully implement its advanced operating technologies and experience incrementally greater operating leverage across its modernized business units. In addition, the Company continues to execute on the buy component of its long-term growth strategy with the acquisition of its seventeenth commercial laundry distribution and service business, which was completed on February 7, 2022.

Highlights to EVI’s Financial Results

Three-Month Results (compared to the three months ended December 31, 2020)

▪	Revenue increased 6% to $61 million
▪	Gross profit increased 17% to a record $17 million
▪	Gross margin increased 250 basis-points to a record 27.7%
▪	Net income increased from $0.46 million to $0.53 million
▪	Adjusted EBITDA increased 33% from $2.3 million to a record $3.1 million, or approximately 5.0%

Six-Month Results (compared to the six months ended December 31, 2020)

▪	Revenue increased 8% to a record $124 million
▪	Gross profit increased 24% to a record $34 million
▪	Gross margin increased 360 basis-points to a record 27.7%
▪	Net income increased from $1.0 million to a record $2.5 million
▪	Adjusted EBITDA increased 56% from $4.8 million to a record $7.4 million, or approximately 6.0%

Henry M. Nahmad, EVI’s Chairman and CEO commented: “We believe that these achievements are a function of the exceptional reputation our Company has earned with owners of high-quality businesses, our disciplined financial management, our thoughtful and deliberate operational execution, and the entrepreneurial culture which we maintain and promotes a collaborative environment yielding best practices and promising opportunities. These achievements come despite supply chain challenges we and our industry are experiencing, installation delays, and an inflationary environment resulting in increased operating expenses. While we expect these challenges to continue in the near term, our loyal suppliers are working to fulfill the significant and growing opportunities our Company is creating for their products across North America.”

Seventeenth Acquisition and Deep Pipeline of Opportunities

On February 7, 2022, EVI completed its acquisition of Raleigh, North Carolina based Consolidated Laundry Equipment and its affiliates. Consolidated is a unique acquisition for EVI in that it serves customers in a geography where EVI already has four businesses operating with wide-ranging capabilities and with distinct product representations. However, the Company believes that the addition of Consolidated will strengthen its leading market share position in the southeast region of the United States with over $90 million in revenue derived from industrial, on-premise, vended, and multi-family laundry customers. Consolidated also has a significant customer base that is loyal to the knowledge, experience, and capabilities of its sales and service organization and a robust operation, which the Company believes will, when synchronized with its existing businesses in the geography, result in the largest and most dynamic commercial laundry operation in the region. Beyond the acquisition of Consolidated, the Company maintains a deep pipeline of acquisition opportunities, and continues to cultivate new opportunities and thoughtfully pursue long-term growth opportunities for the Company.

Health and Strength of the Company

The Company’s ability to complete acquisitions and to make working capital investments is a function of the continued strength of its balance sheet and the ample liquidity it provides. At December 31, 2021, EVI had net debt of $9.0 million, which represents a $3.1 million increase in net debt as compared to the end of fiscal 2021. The change in net debt is due to changes in working capital, including greater levels of inventory, which is primarily the result of delays in the delivery and installation of products at commercial laundries. Despite the change in working capital, the Company maintains a healthy and strong balance sheet, and has over $100 million of available capital through its debt facility and potential additional capital through other financial resources to deploy in connection with potential investment opportunities in connection with its long-term buy-and-build growth strategy.

Revenue and Record Backlog

Revenue for the second quarter of fiscal 2022 increased to $61 million, a 6% increase compared to the second quarter of fiscal 2021. This increase was achieved despite revenues being adversely impacted by supply chain disruptions at manufacturers of commercial laundry equipment caused by among other factors, limited component availability. Additionally, revenue was adversely impacted by transportation delays and third-party labor shortages slowing what has historically been a fluid and speedy delivery and installation process across the industry. Looking forward, although the Company expects supply chain disruptions and delays to installation schedules to continue in the near term, there continues to be strong demand for the solutions the Company provides, evidenced by the Company’s over $120 million sales order backlog.

Record Gross Margins

Like other industries, manufacturers of commercial laundry products have experienced inflationary pressures and have raised prices accordingly. In connection with the inflationary trend, the Company previously raised selling prices and took certain other measures to improve gross margins. These actions resulted in an increase in gross margins from approximately 25% for the three months ended December 31, 2020 to a record 28% for the three months ended December 31, 2021, and an increase in gross margins from approximately 24% for the six months ended December 31, 2020 to a record 28% for the six months ended December 31, 2021. The increase in sales combined with the increase in gross margins resulted in a record $17 million and a record $34 million of gross profit for the three and six-month periods ended December 31, 2021, respectively. The Company believes that its continuous gross margin improvement reflects the benefits it derives from, among other factors, its efforts to improve and expand upon the comprehensive commercial laundry solutions it sells to and installs for its customers. In connection with these capabilities, it is important to highlight that in the second quarter of fiscal 2022, nine of the fourteen business units included in EVI’s operating results had gross margins equal to or greater than 28%, with a high of 37%. The Company is encouraged by this performance and is striving to further improve gross margin performance across all of its business units.

Record Operating Performance

Adjusted EBITDA for the second quarter of fiscal 2022 increased 33% to a record $3.1 million, or approximately 5.0%, and Adjusted EBITDA for the six-month period ended December 31, 2021 increased 56% to a record $7.4 million, or approximately 6.0%. This performance includes the impact of increased operating expenses due in part to higher personnel costs, increased expenditures in connection with acquisition efforts, and one-time expenses related to the Company’s consolidation and modernization initiatives. This performance also includes all corporate operating expenses and, as such, the Adjusted EBITDA generated by the Company’s business units exceeds the levels set forth above.

Mr. Nahmad commented: “We believe that the operating performance of our business units is a solid indicator that our investments are yielding continuously improved operating results and that with additional acquisitions, the alleviation of our industry's supply challenges, and the fulfillment of sales and installations at a faster pace, we will achieve a significantly greater level of operating leverage.”

Looking Forward

Mr. Nahmad commented: “As we have stated from the beginning, we are a long-term growth focused company that is thoughtful and committed, and that acts with conviction when the opportunity is right. We have stayed true to our financial principles, consistently acquired good businesses, strengthened our customer value proposition, and improved gross and operating margins. We also believe that we are just beginning to realize the benefits of our optimization initiatives. Supporting these efforts is a collection of dynamic, well-respected, and entrepreneurial leaders from across the commercial laundry industry. Our approach and results have earned us a positive reputation in and around our industry, including among owners of quality businesses, which we may add to our growing EVI family, and among talented professionals who we may seek to hire. For these reasons and the others mentioned in this press release and in our earnings call, we remain excited and optimistic about our long-term growth and profitability outlook.”

Earnings Conference Call

The Company provided a pre-recorded earnings conference call, including a business update, which can be accessed in the “Investors” section of the Company’s website at www.evi-ind.com or by visiting https://ir.evi-ind.com/message-from-the-ceo.

For additional information regarding the Company’s results for the quarter ended December 31, 2021, see the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of Adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of share-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of share-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation. EVI considers Adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. In addition, EVI’s definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services. Through its vast sales organization, the Company provides its customers with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases its customers commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases made by customers range from parts and accessories to single or multiple units of equipment, to large complex systems as well as installation, maintenance, and repair services.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company and its business units, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; industry conditions and trends; risks relating to supply chain disruptions and inflationary trends and the length and severity of the supply chain disruptions and inflationary trends the industry is currently facing, including that they may not subside when expected, the Company’s actions taken in response thereto may not be successful and the expenses associated therewith may be greater and/or endure longer than expected, and the risks that Company may not be able to increase the prices it charges to its customers to offset the increased prices charged by manufacturers and that any price increase may have an adverse impact on the market for the Company’s products and services; demand for the Company’s products and services may not remain strong or meet the Company’s expectations; risks relating to the Company’s ability to build its business, increase market share or otherwise meet its goals; the risk that measures to improve gross margins may not be successful; risks related to the Company’s consolidation and modernization initiatives, including that they may not continue to deliver improved operating performance; the risks that the Company’s investments in advanced technologies may not result in the benefits anticipated; risks relating to the COVID-19 pandemic and the rapidly changing effects thereof and developments with respect thereto, including the impact of the COVID-19 pandemic on the Company and its business, financial condition, liquidity and results, which in large part will depend on future developments and are highly uncertain and beyond the Company’s control, the length and severity of the COVID-19 pandemic and the pace of recovery following the COVID-19 pandemic, the persistence of the Omicron variant and the potential emergence and spread of new variants, risks related to vaccine mandates, including the potential loss of employees, fines for non-compliance, and loss of, or inability to procure, certain contracts, including those with the federal government, the success of actions taken or which may be taken by the Company in response to the COVID-19 pandemic, volatility in the economy, including in the credit markets, supply chain disruptions and resulting inflationary trends, reduced demand for products and services, delays in the fulfillment of orders, business restrictions, worker absenteeism, quarantines and other health-related restrictions, governmental and agency orders, mandates and guidance in response to the COVID-19 pandemic, the impact of the COVID-19 pandemic on the Company’s suppliers and customers, including those operating in certain industries (including the hospitality industry), the impact of the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), including its impact on the Company’s income taxes, the potential impairment of goodwill or other intangible assets, and risks related to potential audits of the loans received by the Company and certain of its subsidiaries under the Payroll Protection Program established under the CARES Act notwithstanding the forgiveness of the loans during the fourth quarter of fiscal 2021; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s ”buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic opportunities, integration risks, risks related to the Company’s ability to finance acquisitions and indebtedness incurred by the Company in connection with the financing of acquisitions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or the financing thereof, risks related to the business, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions, including the acquisition of Consolidated Laundry Equipment, may not be met, and risks related to the accounting for acquisitions; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for qualified employees; to the extent applicable, risks relating to the Company’s ability to enter into and compete effectively in new industries, as well as risks and trends related to those industries and the costs and timing of the Company’s efforts with respect thereto; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; changes in, or the failure to comply with, government regulation, including environmental regulations; litigation risks, including the costs of defending litigation and the impact of any adverse ruling; the availability and cost of inventory purchased by the Company; the relative value of the United States dollar to currencies in the countries in which the Company’s customers, suppliers and competitors are located; risks relating to the recognition of revenue, including the amount and timing thereof (including potential delays resulting from delays in installation or in receiving required supplies) and that orders in the Company’s backlog may not be fulfilled as or when expected; risks related to the adoption of new accounting standards and the impact it may have on the Company’s financial statements and results; and other economic, competitive, governmental, technological and other risks and factors discussed elsewhere in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results, including, without limitation, in light of the impact of, and uncertainties associated with, the COVID-19 pandemic. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.
Condensed Consolidated Results of Operations (in thousands, except per share data)

	Unaudited	Unaudited	Unaudited	Unaudited
	6-Months Ended	6-Months Ended	3-Months Ended	3-Months Ended
	12/31/21	12/31/20	12/31/21	12/31/20

Revenues	$124,443	$115,043	$60,702	$57,165
Cost of Sales	89,997	87,330	43,895	42,785
Gross Profit	34,446	27,713	16,807	14,380
SG&A	30,806	26,305	15,836	13,868
Operating Income	3,640	1,408	971	512
Interest Expense	265	319	150	150
Income before Income Taxes	3,375	1,089	821	362
Provision for (benefit from) Income Taxes	828	110	293	(99)
Net Income	$2,547	$979	$528	$461

Net Income per Share
Basic	$0.19	$0.07	$0.04	$0.03
Diluted	$0.18	$0.07	$0.04	$0.03

Weighted Average Shares Outstanding
Basic	12,281	12,027	12,283	12,120
Diluted	12,713	12,427	12,768	12,574

EVI Industries, Inc.
Condensed Consolidated Balance Sheets (in thousands, except per share data)
	Unaudited
	12/31/21	06/30/21
Assets
Current assets
Cash	$6,004	$6,057
Accounts receivable, net	29,347	28,904
Inventories, net	33,097	25,129
Vendor deposits	1,094	367
Contract assets	19	347
Other current assets	5,878	4,419
Total current assets	75,439	65,223
Equipment and improvements, net	11,044	10,594
Operating lease assets	6,659	7,060
Intangible assets, net	22,724	23,677
Goodwill	63,895	63,881
Other assets	7,036	7,415
Total assets	$186,797	$177,850

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$26,367	$26,227
Accrued employee expenses	6,332	7,528
Customer deposits	16,654	10,344
Contract liabilities	—	3,232
Current portion of operating lease liabilities	2,259	2,131
Total current liabilities	51,612	49,462
Deferred tax liabilities, net	4,632	4,208
Long-term operating lease liabilities	5,129	5,567
Long-term debt, net	14,900	11,873
Total liabilities	76,273	71,110

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	310	310
Additional paid-in capital	91,880	90,501
Retained earnings	21,341	18,794
Treasury stock	(3,007)	(2,865)
Total shareholders' equity	110,524	106,740
Total liabilities and shareholders' equity	$186,797	$177,850

EVI Industries, Inc.
Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	For the six months ended
	12/31/21	12/31/20
Operating activities:
Net income	$2,547	$979
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	2,476	2,157
Amortization of debt discount	27	28
Provision for bad debt expense	137	165
Non-cash lease expense	91	41
Stock compensation	1,320	1,194
Inventory reserve	(178)	(79)
Provision for deferred income taxes	424	1,041
Other	(14)	84
(Increase) decrease in operating assets:
Accounts receivable	(580)	3,035
Inventories	(7,790)	508
Vendor deposits	(727)	130
Contract assets	328	(5,991)
Other assets	(1,080)	(2,262)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	140	(593)
Accrued employee expenses	(1,196)	(246)
Customer deposits	6,310	4,498
Contract liabilities	(3,232)	2,736
Net cash (used) provided by operating activities	(997)	7,425

Investing activities:
Capital expenditures	(1,973)	(1,436)
Cash paid for acquisitions, net of cash acquired	—	(4,475)
Net cash used by investing activities	(1,973)	(5,911)

Financing activities:
Proceeds from long-term debt	25,000	25,500
Debt repayments	(22,000)	(31,500)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(142)	(346)
Issuances of common stock under employee stock purchase plan	59	21
Net cash provided (used) by financing activities	2,917	(6,325)
Net decrease in cash and cash equivalents	(53)	(4,811)
Cash and cash equivalents at beginning of period	6,057	9,789
Cash and cash equivalents at end of period	$6,004	$4,978

EVI Industries, Inc.
Condensed Consolidated Statements of Cash Flows (in thousands)
	For the six months ended
	12/31/21	12/31/20
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$238	$287
Cash paid during the period for income taxes	$261	$477

Supplemental disclosures of non-cash financing activities:
Common stock issued for acquisitions	$—	$8,521

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.
Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation (in thousands)

	Unaudited	Unaudited	Unaudited	Unaudited
	6-Months Ended	6-Months Ended	3-Months Ended	3-Months Ended
	12/31/21	12/31/20	12/31/21	12/31/20

Net Income	$2,547	$979	$528	$461
Provision for (benefit from) Income Taxes	828	110	293	(99)
Interest Expense	265	319	150	150
Depreciation and Amortization	2,476	2,157	1,240	1,172
Amortization of Share-based Compensation	1,320	1,194	841	616
Adjusted EBITDA	$7,436	$4,759	$3,052	$2,300